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EXHIBIT 10.19

Credit Card Alliance Agreement

        This Agreement, effective as of March 1, 2002 ("Effective Date"), is between Providian Bancorp Services, a California corporation, with principal offices located in San Francisco, California (together with all its affiliates "Providian"), and PayPal Inc., a Delaware corporation with principal offices located in Palo Alto, California ("PayPal") (collectively, "the Parties").

Recitals

        A.    Providian Bancorp Services is an affiliate of Providian National Bank and Providian Bank, each a Card Association member issuing general-purpose credit cards. Providian provides marketing, credit, technology, operations, systems, compliance, audit and other card-related services and support to these card-issuing affiliates and enters into this Agreement for and on their behalf in connection with the Program;

        B.    PayPal operates the world's largest Internet-based payment network, providing a secure online payment service to its over 13 million customers. PayPal operates a World Wide Website at http://www.paypal.com (the "PayPal Website"), that allows users to sign up for or use the PayPal products and services involving its online payment services (collectively, the "PayPal Services");

        C.    PayPal (formerly named X.com Corporation) and Providian previously executed a Credit Card Alliance Agreement dated as of February 2, 2001 (the "Old Agreement").

        D.    The Parties want to enter into this Agreement so that Providian, through its card-issuing affiliates, continues to offer and provide a PayPal co-branded Card (bearing a PayPal Mark and a Providian Mark) that will be the preferred credit card promoted through the PayPal Services, and as such will be afforded by PayPal the "preferred alliance partner" opportunities set forth in this Agreement. This Agreement supersedes the Old Agreement as of the above Effective Date and all prior agreements and amendments, both written and oral, between the Parties pertaining to the Program.

        NOW, THEREFORE, for valuable consideration, the Parties agree as follows:

1.
DEFINITIONS. When used in this Agreement, unless the context clearly indicates otherwise:

        1.1  "Account" means a revolving, open-end credit account provided by Providian for PayPal Members and Non-Member Consumers and established pursuant to this Agreement, of which the features and terms are further described in this Agreement.

        1.2  "Account Agreement" means a credit agreement between Providian and a Cardholder with terms and conditions that apply to the Cardholder's Account.

        1.3  "Active Account" means an Account booked by Providian on or after March 1, 2002 that is in good standing and that has at least 1 purchase, cash advance, quasi-cash or balance-transfer transaction posted to it within the first year after it is booked. Such a transaction does not include a fee or charge such as an annual fee or a credit adjustment.

        1.4  "Active Member" means a Member (defined below) that has logged in their PayPal account or received a payment in that account within 90 days as further described in relevant provisions in this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

        1.5  "Agreement" means this Credit Card Alliance Agreement, including all attached Exhibits, which are incorporated by this reference, and any amendments, modifications, or supplements to this Agreement.

        1.6  "Applicable Law" means applicable federal, state and local statutes, regulations, regulatory guidelines and judicial or administrative interpretations as well as any rules or requirements established by the applicable Card Association.

        1.7  "Applicant" means a consumer who submits an Application or other request for an Account.

        1.8  "Application" means the action or document by which a Member requests and applies to Providian for an Account.

        1.9  "Banner Ad" means any image displayed in the banner space of the PayPal Website that is intended to serve as an advertisement for a product or service.

        1.10 "Business Day" means any day other than Saturday, Sunday and any day in which banks in the State of California are authorized or obligated by law to close.

        1.11 "Card" means a credit card issued for an Account pursuant to this Agreement that bears both a Providian Mark and a PayPal Mark.

        1.12 "Card Association" means either or both of MasterCard and Visa, as applicable.

        1.13 "Cardholder" means an individual, residing in the U.S., at or over the age of 18, who applies for and receives an Account.

        1.14 "Cardholder Data" means all information, whether personally identifiable or in aggregate, that is submitted and/or obtained by Providian about an Account or an Application (whether or not completed), including without limitation, credit information, financial standing and demographic data, and Transaction Data.

        1.15 "Chargeback" means a transaction using the Account that is subsequently reversed pursuant to Card Association rules.

        1.16 "Competing Card Product" means a consumer or business credit card, charge card, card alliance program or co-branded card program that is marketed, offered or issued by any entity other than Providian or its affiliates to consumers in the United States, but does not include debit cards or lines of credit not tied to credit cards, and does not include any credit, charge, debit or other card, marketed, offered or issued outside the United States.

        1.17 "Confidential Information" means Providian Confidential Information or PayPal Confidential Information, except that it will not include: (1) information that, at the time of disclosure, is already in the recipient's rightful possession or available to it or its employees from any source having no obligation not to disclose it; (2) information that is or becomes available to the public; (3) information that the recipient receives from another source having no obligation not to disclose it; and (4) information which is independently developed by the recipient without the use of any "Confidential Information" of the other Party.

        1.18 "Marketing Plan" means the written marketing plan agreed between the Parties as provided in Section 2.2(b) of this Agreement.

        1.19 "MasterCard" means the payment card association MasterCard International Incorporated.

        1.20 "Member" means any individual with an address within the United States or its territories and possessions that is or becomes registered to utilize the PayPal Services, whether through a private-label network or otherwise.

        1.21 "Member List" means the list of all Members whose PayPal accounts are not currently closed, locked or restricted by PayPal. The Member List will include each Member's name, e-mail address, phone numbers, postal addresses and all associated data held by PayPal, which will remain PayPal Confidential Information, which PayPal will license and provide to Providian under Section 4.1 of this Agreement, and which Providian will use solely for the purposes described in this Agreement.

        1.22 "New Payment Products" means debit cards, stored value cards, online person-to-person payment products, online person-to-merchant payment products, digital cash products and other new payment technologies that may become available during the Term.

        1.23 "Non-Member Consumer" means an individual that receives an advertisement for the Program on the PayPal Website and follows a hyperlink presented on that site to receive more information about the Program, but does not complete the process to become a Member.

        1.24 "PayPal Confidential Information" means all confidential information and documents about PayPal or any of its affiliates, including without limitation, its financial information, products, marketing plans, strategies, customers, processes and procedures, subject to the exceptions set forth in the definition of "Confidential Information."

        1.25 "PayPal Mark" means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark owned, used or acquired by PayPal now or during the term of this Agreement.

        1.26 "Program" means the program under which Providian and PayPal will solicit Applications for Accounts pursuant to this Agreement.

        1.27 "Providian Confidential Information" means all confidential information and documents about Providian or any of its affiliates, including without limitation, its financial information, products, performance of its products, strategies, marketing plans, performance of its marketing campaigns, customer lists, and Cardholder processes and procedures, subject to the exceptions set forth in the definition of "Confidential Information." Providian Confidential Information also will include lists of customers or prospective customers, customer data and consumer transaction data that PayPal receives, regardless of whether that information comes from Providian, from a customer or consumer or from a third party.

        1.28 "Providian Mark" means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark owned, used or acquired by Providian now or during the term of this Agreement.

        1.29 "Providian's Marketing Area" means throughout the United States, its territories, and possessions, other than in the State of Wisconsin, as changed from time to time by Providian.

        1.30 "Term" means the term of this Agreement as specified in Section 6 of this Agreement.

        1.31 "Trademark" means any Providian Mark or PayPal Mark.

        1.32 "Visa" means the payment card association Visa U.S.A. Inc.

        1.33 "Web" means the World Wide Web. "Website" means a location on the Web identified by a URL.

        1.34 "Web Page" means a file displayed through Web browser software and made available for viewing, by means of a download to local cache memory, over the Internet through a common protocol.

2.
THE PROGRAM.

        2.1    Offer of Accounts.    Providian will offer to Members and to Non-Member Consumers one or more types of Accounts. Providian will have sole and complete responsibility and discretion to add, delete or amend any of the terms and conditions applicable to Applications and Accounts, including but not limited to setting pricing terms, setting Providian-funded incentives to induce Members to submit Applications, establishing new premium categories and other categories of Cards, and making other changes; provided that Providian will give PayPal at least 15 days' advance written notice of any material changes. Any changes to terms and conditions will be subject to Applicable Law. Subject to Section 2.2(a), PayPal has the right to fund and offer any additional incentives for adoption or use of the Card or the Account as long as such incentives do not violate Applicable Law.

        2.2    Marketing of the Program.    PayPal and Providian will work jointly to develop and market the Program and to solicit Applications from consumers residing in Providian's Marketing Area to enable Providian to establish Accounts and issue Cards, as follows:

        (a)    Marketing Materials.    Subject to Section 2.1, PayPal and Providian will mutually develop and approve all marketing, advertising and solicitation materials to be used for Program marketing, including without limitation, content and placement on the PayPal Website to promote the Program. If one Party develops marketing materials, it will be subject to the other Party's prior written approval which will not be unreasonably withheld or delayed beyond a 10-Business-Day review period. If PayPal develops marketing materials, PayPal will incorporate all content identified by Providian as required for compliance with Applicable Law or compliance with Providian card-marketing standards.

        (b)    Marketing Plan.    Within 30 days of the execution of this Agreement (unless the Parties mutually agree on a different timetable), the Parties will agree on a written marketing plan specifically describing responsibilities and a timetable for the Parties' implementation and marketing efforts under this Agreement (the "Marketing Plan").

        2.3    Card Design.    Updates to the design of the Card will be determined by mutual consent of the Parties, and will include one or more of the PayPal Marks on the front of the Card and one or more of the Providian Marks on the back of the Card and will be subject to Applicable Law. Subject to the foregoing, the PayPal Marks will be in a primary position and the Providian Marks will be in a secondary position on the back of the Card.

        2.4    Providian as Sole Owner and Creditor of Accounts.

        (a)    Account Ownership.    Providian will be the sole and complete owner and creditor of, and PayPal will have no right, title or interest in, the Accounts, the Cards or Cardholder Data. Such ownership will in no way be affected by expiration or termination of the Program or this Agreement. As the creditor, Providian will have sole discretion over the criteria that must be met to qualify for an Account, for a credit line increase or for repricing or other incentives Providian may wish to offer to qualified Cardholders.

        (b)    Applications; Account Servicing.    Without limiting the general nature of the foregoing, Providian will have the right to decline an Application or Card request from any person who already has one or more credit cards or open-end revolving lines of credit with Providian or its affiliates. An Application can only be approved by Providian, and neither PayPal nor any of its employees may legally bind or otherwise commit Providian to any agreement or arrangement of any kind. Providian will have the exclusive right to collect amounts owed by a Cardholder on an Account and to receive payments from Cardholders. Providian will also have the exclusive right to terminate, block or suspend credit or charge privileges in an Account. Providian will be solely liable for any charge-offs or other credit losses resulting from an uncollectible Account.

        (c)    Marketing Other Products and Services.    Providian will have the right to market to Cardholders other banking products or services offered by Providian or its affiliates and third-party membership programs selected by Providian. Providian, at its option, may use e-mail, direct mail

(including but not limited to inserts with Cardholders' Account statements), telemarketing and online advertising on the Providian Website and related Websites for such marketing efforts, provided that:

          (1)  Providian obtains Cardholders' prior consent to the extent required by Applicable Law;

          (2)  The Parties follow the review and approval process in Section 2.2(a);

          (3)  The name, brand or mark of any such product, service or membership program does not have incorporated in it any PayPal Mark without PayPal's prior written consent;

          (4)  Providian will be solely responsible for compliance with Applicable Law governing such marketing and advertising efforts;

          (5)  Providian does not deliberately target-solicit Cardholders for the purpose of inducing them to use another banking product or service instead of their Account or their Card, or for the purpose of avoiding compensation to PayPal under this Agreement; and

          (6)  Providian does not market a competitive Internet-based payments service to Cardholders, where "competitive" means that the service functions essentially as PayPal Services function on the Effective Date; provided that Providian and its affiliates may continue to market and offer existing online payment services called BillPay Online and PaySmart and may market and offer any money-transfer services between and among Providian deposit, credit or other transaction accounts.

        Exceptions to these restrictions may be made with the Parties' prior mutual written agreement.

          Providian Non-Exclusivity. Providian and its affiliates will be free to offer credit card alliances, co-branded credit cards or other affiliate programs to other companies, including other Internet-based payment services.

3.
ISSUANCE, ADMINISTRATION AND SERVICING OF ACCOUNTS.

        3.1    Card Offers and Application Evaluation.    In accordance with this Agreement, Providian will perform for each type of Account all functions of the issuing bank, including without limitation designing the Application forms, receiving, reviewing and processing Applications for Accounts, providing customer service and otherwise administering and operating the Program and the relationships with Cardholders, evaluating the creditworthiness of each Applicant, establishing credit limits for each Account and issuing Cards to qualified Applicants who accept Providian's offer and pay the applicable fee, if any.

        3.2    Account and Card Issuance.    Providian will evaluate each Application or request for an Account and will open an Account and issue a Card to each Applicant who is creditworthy according to Providian's credit criteria and standards, who accepts the terms of Providian's offer and who pays the applicable fees, if any, to open an Account. As to each Application or request Providian approves, Providian will establish the credit line it deems appropriate. Providian will have no obligation or liability to PayPal in connection with any credit procedure or decision with respect to an Application, and Providian will have no obligation to advise PayPal of its credit criteria or Providian's decision as to any Application or request for a Card. Providian will use its best efforts, subject to maintaining high customer response rates and in accordance with Providian's privacy policies and applicable law, to provide PayPal with information, both aggregate and specific, regarding Members that opened Accounts. PayPal will not communicate with Applicants about their Application; provided however, that if a Member or Non-Member Consumer who is not a Cardholder contacts PayPal via standard PayPal customer service channels with a question about the Program or how to apply for an Account, then PayPal may communicate with those Members or Non-Member Consumers according to PayPal's standard customer relations policies and will refer them to Providian, in a manner to be mutually determined by the Parties, including but not limited to prior review and approval by Providian of any script provided by PayPal to its customer service representatives regarding contacts with Applicants, Members and Non-Member Consumers about the Program.

        3.3    Account Agreements.    Providian will be solely responsible for, have complete control and discretion over, and bear the cost of production and printing of any Account Agreement. The contractual relationship with respect to each Account will be between Providian and the respective Cardholder.

        3.4    Production of Cards.    In accordance with Section 2.3, Providian will produce, store, maintain and emboss plastic stock for each Card solely at its own expense.

        3.5    Account Administration and Servicing.

        (a)    Customer Service.    Providian will be responsible for all Cardholder customer-service and record-retention requirements relating to the processing of Applications and Accounts, including but not limited to Cardholder-initiated calls, Account statements (both on paper and electronic), and all forms of customer service including online customer service. Providian will bear all costs of administering and providing customer service for Accounts, except as otherwise provided under this Agreement.

        (b)    Payments.    PayPal will not accept payments on Accounts nor accept billing-error notices under the Fair Credit Billing Act (Regulation Z) from Cardholders and instead will promptly forward them to Providian via first-class mail or, at Providian's request, via overnight courier at the address that Providian specifies to PayPal, subject to Providian's change from time to time. If any Cardholder incorrectly makes a check, money order, draft, or other form of payment for an Account payable to the order of PayPal rather than to the order of Providian or its agents, PayPal hereby expressly authorizes Providian to endorse the item on PayPal's behalf and to credit the payment to the appropriate Account. Providian will substantially adhere to the Performance Standards as set forth in Exhibit A.

        (c)    Service Levels.    Providian conducts reviews of its corporate-wide customer service performance standards and will share these reviews, to the extent they apply to Cardholders, with PayPal on a regular basis. Providian and PayPal will promptly cooperate to develop procedures and a service level agreement ("Service Level Agreement") regarding Account-related customer service matters including but not limited to the referral of Cardholders who contact a Party concerning a claim, complaint, dispute or request for information regarding the other Party. PayPal will refer to Providian customer service in accordance with such procedures any Cardholders who contact PayPal concerning a claim, complaint, dispute or request for information regarding Providian, Accounts or Cards.

        3.6    Cardholder Inquiries Regarding PayPal.    Providian will refer any Cardholders who contact Providian concerning a claim, complaint, dispute or request for information concerning PayPal to PayPal customer service in accordance with the referral procedures described in Section 3.5(c). PayPal will be responsible for all Cardholder inquiries relating to PayPal as well as all complaints or disputes regarding PayPal; provided that Providian may take any action needed to comply with its obligations to a Cardholder under Regulation Z and other Applicable Law. In addition, PayPal will provide Providian with any information or documents in its possession reasonably requested by Providian with respect to a Cardholder's dispute concerning Providian, as long as Applicable Law and the PayPal Privacy Policy and User Agreement do not prohibit PayPal from releasing such information or documents.

        3.7    Credit Risk.    As between Providian and PayPal, Providian will bear all risk of credit loss on the Accounts and PayPal will have no responsibility for any such loss.

        3.8    Limited License to PayPal Marks.    PayPal hereby grants to Providian, subject to compliance with the terms of this Agreement, a limited, royalty-free, exclusive, non-transferable (except as set forth in Section 15.7 below), non-sublicensable right to use, display and reproduce the PayPal Marks in connection with its marketing, promotion and operation of the Program as set forth in this Agreement.

Providian will submit to PayPal, for its prior written approval, such approval not to be unreasonably withheld or delayed, samples of each of Providian's uses of the PayPal Marks. Providian will use the PayPal Marks only in a manner approved by PayPal. Except as otherwise provided by this Agreement, upon termination of this Agreement, Providian will promptly cease use of the PayPal Marks.

        3.9    Legal Compliance.    Providian will be responsible for compliance with Applicable Law with regard to its participation in the Program, its issuance of Cards and its extension of consumer credit, including those Applicable Law governing billings, consumer credit disclosures, billing error resolution, collections, and any related charges, such as late fees and overlimit fees imposed on Cardholders and Accounts.

4.
PAYPAL MARKETING CHANNELS; CARD-RELATED INITIATIVES.

        4.1    Member List.    PayPal hereby grants Providian a non-exclusive license to use the Member List to enable Providian to solicit Members for the Card and the Account on a recurring basis throughout the Term. On a regular basis, but not less often than once at the end of each calendar month during the Term, PayPal will furnish Providian will a full, complete and updated Member List. This monthly Member List will be in addition to any Member List that PayPal will provide to Providian for e-mail marketing to Members. Besides using the Member List for internal analysis to understand and enhance Program performance results, for offering Cards and Accounts under Section 4.2, and for any purpose to which the Parties mutually agree through the Marketing Plan or other means, Providian will not use the Member List for any other purpose. Upon the expiration or termination of this Agreement for any reason, Providian promptly will destroy or return, at PayPal's sole discretion, any and all Member Lists and information regarding Members, except for information that also is Cardholder information that belongs to Providian.

        4.2    PayPal Website and E-mail.    PayPal will be responsible for the PayPal Website and e-mail solicitations related to the Program, subject to Section 2.2. Providian will bear all costs of solicitation and fulfillment associated with the Program, except for costs to develop and modify the PayPal Website (including without limitation Banner Ads) and to develop and send direct e-mail solicitations associated with the Program, which costs will be borne by PayPal, unless otherwise agreed. PayPal will be solely authorized to distribute all e-mail solicitations and solely authorized to disseminate PayPal Website solicitations in accordance with its Member communication policies, User Agreement, Privacy Policy and do-not-promote procedures in which Members have indicated to PayPal that they do not want to be contacted with offers such as Card Offers. Unless PayPal agrees to exceptions in writing, Providian will only use PayPal's channels for e-mail and web solicitations. In connection with PayPal's solicitation by e-mail of its Members, Providian may provide PayPal with such information relevant to creditworthiness of the Member-solicitees that may be relevant to restricting the solicitation to a subset of Members, and Providian and PayPal will cooperate in coordinating such solicitation efforts, in accordance with the Marketing Plan. PayPal will keep all information provided by Providian in accordance with the prior sentence confidential. Also, Providian will keep all information provided by PayPal private, sharing it only as necessary to carry out this Agreement and only to Parties bound by confidentiality arrangements at least as strong as this Agreement.

        4.3    Exclusivity.

        (a)    Providian as Preferred Credit Card.    During the Term, including any Renewal Term, Providian will be the exclusive United States credit card or charge card promoted by PayPal in the PayPal registration process on the PayPal Website.

        (b)    Restrictions on Competing Card Products.    PayPal will not, in the U.S., without Providian's written consent, (1) sponsor, develop or participate in a Competing Card Product; (2) license or allow others to license PayPal Marks to promote a Competing Card Product; (3) negotiate, discuss or solicit any offer to market or promote a Competing Card Product; or (4) sell, rent or otherwise make available to the issuer of a Competing Card Product any list of Cardholders or any usage and demographic data on individual Cardholders, provided that PayPal will not be restricted from selling, renting or making available lists of its Members, or usage and demographic data on its Members, in a manner that does not identify which Members are Cardholders. Notwithstanding the provisions set forth in this Section 4.4, PayPal may accept American Express and Discover on the PayPal system and may inform Members accordingly.

        (c)    Other Websites.    With respect to Websites other than the PayPal Website that PayPal may acquire, operate or control during the Term or any Term renewal, where such Websites do not already have exclusive relations with an organization other than Providian to offer a Competing Card Product directed to a U.S. market, PayPal will provide Providian with a right of first offer prior to negotiating with, or soliciting proposals from, any Party other than Providian to promote, advertise or solicit a Competing Card Product on such Websites. In the event that the Parties are unable to complete an agreement on a credit card alliance or co-branding program for such other Website within 45 days after PayPal notifies Providian that the first offer period has begun, then PayPal will be free to negotiate to promote Competing Card Products through such other Website.

        (d)    Co-branded Sites.    PayPal will use its best efforts to include Providian as the preferred credit card for the U.S. market under the terms of this Agreement in any co-branded Website that PayPal develops in partnership. A co-branded Website is one that has third-party branding above the fold and a URL that indicates the joint offering of the PayPal service with the third party. As required by the specific partnership, PayPal may be required either not to offer Card (or other) Products at all, or to support on the co-branded Website the partner's choice of credit card.

        (e)    New Payment Products.    Consistent with the Parties' strategic banking relationships, with respect to U.S. domestic New Payment Products other than online person-to-person payment products, if PayPal intends to work with a U.S. domestic banking partner to develop or provide such New Payment Products, it will notify Providian of such intent and negotiate in good faith to use Providian as its banking partner for such New Payment Products. With respect to all New Payment Products (including online person-to-person payment products) that PayPal offers to its Members during the Term, PayPal will use its best efforts to ensure that the Card is the preferred credit card used to purchase or transfer funds into such New Payment Products for Members. PayPal will ensure that promotional materials for the Program are at least equivalent to the promotional materials for any New Payment Products. This Section 4.4(e) does not apply to any vendor relationships that PayPal has, or may establish in the future, with banking partners for use in services such as, without limitation, ACH or merchant processing. The provisions of this Section 4.4(e) will apply exclusively to New Payment Products or extending PayPal's current functionality to new payments networks such as, without limitation, ATM networks and international bank payments networks, and will not relieve PayPal of any of its other obligations under this Agreement.

        (f)    The PayPal Account As An [*] Account.

          (1)  On a periodic basis and subject to subsection (f)(2) below, Providian will use reasonable efforts to solicit and offer the Card and the Account to [*], provided that each such Member completed at least [*]. Providian will conduct these solicitations on a pooled basis at least [*] times in any 12-month period, and PayPal will cooperate with these efforts by supplying Providian with Member information and data that assists Providian in contacting Members for these purposes, subject to the PayPal Privacy Policy and User Agreement. Accounts acquired through these efforts will be referred to as [*].

          (2)  Providian's obligations under subsection (f)(1) above will apply only when the total number of Members using [*] exceed [*].

          (3)  Providian will have sole and complete discretion to determine the terms and provisions described in Sections 2.1, 2.4, 3.1, 3.2 and 3.3.

          (4)  Notwithstanding any provision in this Agreement or in the Old Agreement, the provisions in Section 5.1 of the Old Agreement regarding marketing a second Card will have no force or effect under either the Old Agreement or this Agreement and will be replaced by the foregoing provisions in this Section 4.3(f).

        4.4    Limited License to Providian Marks.    Providian hereby grants to PayPal a limited, royalty-free, exclusive, non-transferable (except as set forth in Section 15.7 below), non-sublicensable right to use, display and reproduce Providian Marks in connection with PayPal's marketing, promotion and operation of the Program as set forth in this Agreement. PayPal will submit to Providian for its prior written approval, such approval not to be unreasonably withheld or delayed, samples of each of PayPal's uses of Providian Marks, and PayPal will use Providian Marks in a manner approved by Providian, which approval may not be unreasonably withheld or delayed beyond a 10-Business-Day review period. Except as otherwise expressly provided by this Agreement, upon termination of this Agreement, PayPal will promptly cease use of Providian Marks.

        4.5    Legal Compliance.    PayPal will comply with all Applicable Law regarding its participation in the Program, including those governing advertising, incentive offers and on-line privacy issues and will comply with all Applicable Law governing the PayPal Services.

5.
COMPENSATION.

        5.1    Old Agreement.    Subject to Section 9.4, effective February 28, 2002, the compensation terms in Section 5 of the Old Agreement will have no force or effect, and PayPal hereby waives its rights to compensation from Providian under the Old Agreement for the period from March 1, 2002 forward.

        5.2    One-time Payment.    Subject to Section 9.4, Providian will pay PayPal a one-time lump sum of [*]. PayPal will apply this payment toward redesigning and changing the PayPal Website within the 6-month period following the Effective Date to promote and market the Card and the Program more prominently and to increase the rate of click-throughs from the PayPal Website to the Application Web Page, and toward supporting PayPal's other marketing responsibilities as provided in the Marketing Plan and this Agreement. Providian will deliver this payment to PayPal by March 31, 2002, but in no event prior to the Parties' amendment of this Agreement to add the Security Standards described in Section 9.4.

        5.3    Bounty Fee for Active Accounts—March 2002 Only.    Providian will pay PayPal [*] for each new Account [*]; provided that, during that month, PayPal launches an outbound e-mail campaign to all eligible members promoting the Card and the Program or launches a special click-through campaign on the PayPal Website promoting the Card and the Program to Members. If PayPal does not launch either the e-mail campaign or the click-though campaign by March 31, 2002, Providian will pay PayPal only [*] for each new Account [*].

        5.4    Bounty Fee for Active Accounts—April 1, 2002 Forward.    Starting April 1, 2002 on a monthly basis, Providian will pay PayPal a fee for each new Active Account according to either Section 5.4.1 or Section 5.4.2 (collectively the "Bounty Fee"). [*].

        5.4.1    When PayPal Pays Marketing and Solicitation Costs.    When PayPal bears the marketing and solicitation costs for marketing the Program and soliciting Applications (e.g., PayPal e-mail and the PayPal Website) that result in Accounts, the Bounty Fee will be as follows:

        (a)  If there are [*] or more new Accounts booked by Providian in a calendar month, Providian will pay PayPal [*] for each new Account that becomes an Active Account during that month, subject to subsection (c) below.

        (b)  If there are fewer than [*] new Accounts booked by Providian in a calendar month, Providian will pay PayPal [*] for each Account that becomes an Active Account during that month, subject to subsection (c) below.

        (c)  At the end of each calendar quarter, Providian will review the monthly totals of new Active Accounts for each calendar month in that quarter and make either one of the following adjustments to the Bounty Fee, as applicable:

  (1)
  If the sum of the three months' new Accounts booked by Providian is [*] or more, Providian will pay PayPal [*] for each Account that becomes a new Active Account during that quarter. For example, if new Accounts totaled [*] in the first month, [*] in the second month, and [*] in the third month, the quarterly total would equal [*], and the Bounty Fee would be [*] per Active Account for all Active Accounts in the quarter.

  (2)
  If the sum of the three months' new Accounts booked by Providian is less than [*], Providian will pay PayPal [*] for each Account that becomes a new Active Account during that quarter. For example, if new Active Accounts totaled [*] in the first month, [*] in the second month, and [*] in the third month, the quarterly total would equal [*], and the Bounty Fee would be [*] per Active Account for all Active Accounts in the quarter.

        5.4.2    When Providian Pays Marketing and Solicitation Costs.    When Providian bears the marketing and solicitation costs for marketing the Program and soliciting Applications (e.g., direct mail and other channels) that result in Active Accounts, Providian will pay PayPal a Bounty Fee of [*] for each Account that becomes an Active Account. The Active Accounts acquired through this channel will count towards the booked Account totals in Section 5.4.1.

        5.4.3    Payments.    Providian will remit to PayPal payment of the Bounty Fee according to Sections 5.4.1 and 5.4.2 within 45 days after the end of each calendar month during the Term. As provided in Section 5.4.1(c), at the end of each calendar month quarter, Providian will count the actual total number of new Accounts booked by Providian during the quarter and make either of the adjustments based on subsections (c)(1) and (c)(2) above. If additional Bounty Fee is due, Providian will pay PayPal the difference. If Providian has overpaid the Bounty Fee, Providian will collect the difference from PayPal by subtracting the amount of the difference from the Bounty Fees that Providian pays for the subsequent calendar month. If there is no subsequent month in which the Bounty Fee will be paid (because the Term is ending), Providian will invoice PayPal, and PayPal will reimburse Providian by check within 15 days following receipt of the invoice.

        5.4.4    Mutual Cooperation to Increase the Number of Active Accounts.    The Parties will use reasonable efforts to work together and develop promotions and communications to Cardholders with non-Active Accounts so that those Cardholders change their non-Active Accounts to Active Accounts. Upon PayPal's request, Providian will furnish PayPal with information that identifies Cardholders with non-Active Accounts or that enables PayPal to contact those Cardholders by e-mail, subject to the review and approval procedures in Section 2.2 and subject to Applicable Law and the Providian Privacy Policy.

        5.5    Basis Point Fee.    Effective March 1, 2002, Providian will reimburse to PayPal a Basis Point Fee equal to [*] basis points of the net amount of Account [*] transactions, when such transactions are posted to an Account that remained in good standing at the end of the previous calendar month and are not, prior to the time of Providian's compensation payment to PayPal: (1) the subject of a Chargeback request, (2) reversed through a credit adjustment, or (3) otherwise disputed. [*]. Providian will pay all amounts due to PayPal under this Section 5.2 within 45 days following the end of each calendar month. The Basis Point Fee will apply to [*] transactions on all Accounts booked under this Agreement and the Old Agreement.

        5.6    Sunset.    Except as provided in Sections 6.8 and 6.10(a) of this Agreement, upon the expiration of this Agreement, or if during the Term either Party exercises its termination rights pursuant to Section 6 of this Agreement, Providian will cease to pay compensation to PayPal as of the effective date of such expiration or termination; provided that Providian will be responsible for all payments that have accrued up to the date of such expiration or termination.

6.
TERM; TERMINATION.

        6.1    Term.    Subject to the provisions of this Section 6, the Term will be 5 years from the Effective Date. On March 1, 2007, the Term will automatically renew for a 2-year period unless either Party gives written termination notice to the other Party at least 90 days before March 1, 2007.

        6.2    Exclusive Negotiation Period.    The Parties will have an exclusive negotiation period of 90 days, to commence 90 days before the date the Term terminates, for purposes of discussing the terms and conditions of a renewal or extension of the Term.

        6.3    Termination for Breach.    If either Party materially breaches a material term of this Agreement, the non-breaching Party may terminate this Agreement by giving notice, as provided in Section 15.5, to the breaching Party. This notice will: (a) describe the material breach; and (b) state the Party's intention to terminate this Agreement. If the breaching Party does not cure or substantially cure its material breach within 30 days after receipt of notice as described in this Section (the "Cure Period"), then the non-breaching Party may immediately terminate this Agreement by giving notice at any time following the end of such Cure Period. Neither Party will be held in breach for failure to perform under this Agreement if such failure is due to compliance with Applicable Law. In addition, Providian's failure to meet any of the Performance Standards in Exhibit A will not be deemed a material breach unless Providian fails to meet that performance standard for 3 consecutive calendar months and PayPal gives Providian written notice to terminate this Agreement for that reason within 30 days after the end of the third consecutive month.

        6.4    Termination for Material Change in Applicable Law.    Either Party may terminate this Agreement on the effective date of any change in the legal or regulatory requirements applicable to the Program, or in the MasterCard or Visa rules applicable to the Program, that: (a) has a substantial negative impact on the financial burdens or rewards of the terminating Party with respect to the Program, which the non-terminating Party is unwilling or unable to accommodate; or (b) would render performance of a material obligation of the terminating Party hereunder a violation of the Card Association rules, illegal or otherwise subject to legal challenge, unless performance of such material obligation is waived by the non-terminating Party. The terminating Party will notify the other Party of such change within 2 Business Days of becoming aware of such change.

        6.5    Termination for Insolvency.    If either Providian or PayPal becomes insolvent in that its liabilities exceed its assets, or is adjudicated insolvent, or takes advantage of or is subject to any insolvency proceeding, or makes an assignment for the benefit of creditors or is subject to bankruptcy receivership, conservatorship or liquidation, then the other Party may immediately terminate this Agreement.

        6.6    Termination for Improper Activities.    Either Party may terminate this Agreement upon 15 Business Days' advance written notice to the other Party of such intent to terminate if, at any time during the term of this Agreement, the other Party is conducting activities that the terminating Party determines are materially harmful to relationships with its federal or state supervisory or law enforcement agencies, provided that the terminating Party promptly notifies the other Party of such activity, provides evidence of such activity, and the other Party does not cure such activity to the terminating Party's sole and complete satisfaction within 15 Business Days of notification to the terminating Party.

        6.7    Termination For Not Meeting Program Performance Hurdles.    The Program Performance Hurdles based on [*] Rates in Exhibit B will apply to each calendar quarter after [*] following the Effective Date. If any of the Program Performance Hurdles is not met, PayPal will have the right to terminate this Agreement according to Exhibit B by giving Providian at least 90 days' prior written notice, provided that PayPal gives such notice to Providian within 10 days' after the date that Providian provides PayPal with the quarterly [*] Rate for the quarter in which the Program Performance Hurdle was not met. On or before the effective date of termination, PayPal will pay Providian the Termination Fee, if any, that PayPal owes under Exhibit B.

        6.8    Termination Due to Change of Control.    If either Party enters into a merger, acquisition or agreement providing for the transfer of control or the sale of all or substantially all of its assets to a third party, that event will be called a "Change of Control" for purposes of this Section 6.8. In that case, each Party will have the right, as described below, to terminate this Agreement by giving the other Party at least 30 days' prior written notice.

        (a)    PayPal Change of Control With a Providian Competitor.    If PayPal has a Change of Control with a competitor of Providian listed on Exhibit C or any of its affiliates (a "Providian Competitor"), each Party will have the right to terminate this Agreement as follows:

          (1)    If PayPal Terminates.    If PayPal exercises its right to terminate this Agreement:

        (A)
        Providian will be relieved from its obligations to compensate PayPal under this Agreement, effective upon the effective date of termination; and

        (B)
        PayPal will pay Providian [*] per Member who is an Active Member as of the effective date of termination. For example, if the effective date of termination is August 30, 2003, Members who during the preceding 90-day period either logged in their PayPal account or received a payment in that account will be counted as an Active Member.

          (2)    If Providian Terminates.    If Providian exercises its right to terminate this Agreement:

        (A)
        Providian will be relieved from its obligations to compensate PayPal under this Agreement, effective upon the effective date of termination; and

        (B)
        PayPal will pay Providian [*] per Member who is an Active Member as of the effective date of termination.

        (b)    PayPal Change of Control With a Providian Non-Competitor.    If PayPal has a Change of Control with an entity that is not Providian Competitor ("Providian non-Competitor"), each Party will have the right to terminate this Agreement as follows:

          (1)    If PayPal Terminates.    If PayPal exercises its right to terminate this Agreement:

        (A)
        Providian will be relieved from its obligations to compensate PayPal under this Agreement, effective upon the effective date of termination; and

        (B)
        PayPal will pay Providian [*] per Member who is an Active Member as of the effective date of termination.

          (2)    If Providian Terminates.    If Providian exercises its right to terminate this Agreement, Providian will pay PayPal a one-time lump sum calculated as follows and discounted to present value at a rate of [*]:

        (A)
        The total net compensation, based on the [*] Fee in Section 5, that Providian paid to PayPal for the most recent calendar quarter preceding the effective date of termination, divided by:

        (B)
        The total number of Active Accounts during the same calendar quarter, then multiplying the product by:

        (C)
        The number of Active Accounts on the effective date of termination, then multiplying the product by:

        (D)
        [*] installments (representing [*] quarters or [*] years); provided that the number of these quarterly installments will not exceed beyond February 28, 2007 and will be prorated as needed.

        Providian will make this lump-sum payment to PayPal within 30 days following the effective date of termination.

        (c)    Providian Change of Control With a PayPal Competitor.    If Providian has a Change of Control with a competitor of PayPal listed on Exhibit C or any of its affiliates (a "PayPal Competitor"), each Party will have the right to terminate this Agreement as follows:

          (1)    If PayPal Terminates.    If PayPal exercises its right to terminate this Agreement:

        (A)
        Providian will pay PayPal a one-time lump sum calculated as follows and discounted to present value at a rate of [*]:
(i)	The total net compensation, based on the [*] Fee in Section 5, that Providian paid to PayPal for the most recent calendar quarter preceding the effective date of termination, divided by:
(ii)	The total number of Active Accounts during the same calendar quarter, then multiplying the product by:
(iii)	The number of Active Accounts on the effective date of termination, then multiplying the product by:
(iv)	[*] installments (representing [*] quarters or [*] years), provided that the number of these quarterly installments will not extend beyond February 28, 2007 and will be prorated as needed.

        Providian will make this lump-sum payment to PayPal within 30 days following the effective date of termination; and

        (B)
        For [*] after the effective date of termination, Providian will not market a competitive Internet-based payments service to Cardholders, where "competitive" means that the service functions essentially as PayPal Services function on the Effective Date; provided that Providian and its affiliates may continue to market and offer existing online payment services called BillPay Online and PaySmart and may market and offer any money-transfer services between and among Providian deposit, credit or other transaction accounts.

        (2)    If Providian Terminates.    If Providian exercises its right to terminate this Agreement:

        (A)
        Providian will pay PayPal a one-time lump sum calculated as follows and discounted to present value at a rate of [*]:
(i)	The total net compensation, based on the [*] Fee in Section 5, that Providian paid to PayPal for the most recent calendar quarter preceding the effective date of termination, divided by:
(ii)	The total number of Active Accounts during the same calendar quarter, then multiplying the product by:
(iii)	The number of Active Accounts on the effective date of termination, then multiplying the product by:
(iv)	[*] full installments (representing [*] quarters or [*] years), provided that the number of these quarterly installments will not extend beyond February 28, 2007 and will be prorated as needed.

        Providian will make this lump-sum payment to PayPal within 30 days following the effective date of termination; and

        (B)
        For [*] after the effective date of termination, Providian will not market a competitive Internet-based payments service to Cardholders, where "competitive" means that the service functions essentially as PayPal Services function on the Effective Date; provided that Providian and its affiliates may continue to market and offer existing online payment services called BillPay Online and PaySmart and may market and offer any money-transfer services between and among Providian deposit, credit or other transaction accounts.

        (d)    Providian Change of Control With PayPal Non-Competitor.    If Providian has a Change of Control with an entity that is not PayPal Competitor (a "PayPal non-Competitor"), each Party will have the right to terminate this Agreement as follows:

        (1)    If PayPal Terminates.    If PayPal exercises its right to terminates this Agreement:

    (A)
    Providian will be relieved from its obligations to compensate PayPal under this Agreement, effective upon the effective date of termination; and

    (B)
    For [*] after the effective date of termination, Providian will not market a competitive Internet-based payments service to Cardholders, where "competitive" means that the service functions essentially as PayPal Services function on the Effective Date; provided that Providian and its affiliates may continue to market and offer existing online payment services called BillPay Online and PaySmart and may market and offer any money-transfer services between and among Providian deposit, credit or other transaction accounts.

        (2)    If Providian Terminates.    If Providian exercises its right to terminate this Agreement:

    (A)
    Providian will pay PayPal a one-time lump sum calculated as follows and discounted to present value at a rate of 10%:
(i)	The total net compensation, based on the [*] Fee in Section 5, that Providian paid to PayPal for the most recent calendar quarter preceding the effective date of termination, divided by:
(ii)	The total number of Active Accounts during the same calendar quarter, then multiplying the product by:
(iii)	The number of Active Accounts on the effective date of termination, then multiplying the product by:
(iv)	[*] full installments (representing [*] quarters or [*] years), provided that the number of these quarterly installments will not extend beyond February 28, 2007 and will be prorated as needed.

      Providian will make this lump-sum payment to PayPal within 30 days following the effective date of termination;

    (B)
    For [*] after the effective date of termination, Providian will not market a competitive Internet-based payments service to Cardholders, where "competitive" means that the service functions essentially as PayPal Services function on the Effective Date; provided that Providian and its affiliates may continue to market and offer existing online payment services called BillPay Online and PaySmart and may market and offer any money-transfer services between and among Providian deposit, credit or other transaction accounts.

        (e)  For each payment provision in this Section 6.8, the Party obligated to pay will pay the other Party within 60 days after the effective date of termination.

        (f)    Accounts; Unwinding the Program.    In each of the cases described in subsections (a) and (b) above, ownership of Accounts will continue to belong to Providian, and the Parties will unwind the Program according to Section 6.10. Providian will have 180 days from the effective date of termination to transition the Accounts and Cards away from the PayPal Mark.

        (g)    Summary.    Solely for the Parties' convenience and not intended to add new terms, the following chart gives a recap of some of the key terms in subsections (a) and (b) above. If there is a conflict or inconsistency, the terms in subsections (a) and (b) will control.

	If PayPal Terminates:	If Providian Terminates:
PayPal Change of Control With Providian Competitor:	• Providian relieved of its obligations.	• Providian will be relieved of its obligations.
	• PayPal will pay Providian [*] per Active Member.	• PayPal will pay Providian [*] per Active Member.
PayPal Change of Control With Providian non-Competitor:	• Providian will be relieved of its obligations.	• Providian will pay PayPal [*] under Section 5, but for no longer than the remaining Term.
• PayPal will pay Providian [*] per Active Member.
Providian Change of Control With PayPal Competitor:	• Providian will pay PayPal [*] under Section 5, but for no longer than the remaining Term.	• Providian will pay PayPal [*] under Section 5, but for no longer than the remaining Term.
	• Providian will not compete in Internet payment services for [*].	• Providian will not compete in Internet payment services for [*].
Providian Change of Control With PayPal non-Competitor:	• Providian relieved of its obligations.	• Providian will pay PayPal [*] under Section 5, but for no longer than the remaining Term.

        6.9  A material feature of the Program is the on-going branding of the PayPal Website and the implicit endorsement of the PayPal Co-Branded Program Card. Should the PayPal business model be materially altered with the PayPal branding (e.g., through name change due to acquisition or sale, etc.), which subsequently or through time, in Providian's discretion, materially alters the ability to originate accounts within the Program, then Providian may terminate this Agreement on 30 days' notice unless the terms and conditions of all future compensation and or reimbursement arrangements are revised to Providian's satisfaction. If Providian terminates the agreement for this reason, there will be no compensation payment.

        6.10    Effects of Expiration or Termination.    Subject to other terms in this Agreement:

        (a)    Marks.    Upon expiration or termination of this Agreement for any reason, Providian will have the right to use the PayPal Marks on Cards issued prior to such expiration or termination, on periodic Account statements and on records of, and on correspondence to, any Cardholder until expiration of the Cards except as provided in Section 6.8(f). Unless this Agreement terminates due to: (1) PayPal's material breach of this Agreement under Section 6.3, (2) PayPal's insolvency under Section 6.5, (3) PayPal's improper activity under Section 6.6, or (4) either Party's Change of Control under Section 6.8, Providian will continue to pay PayPal as provided in Section 5 for a period of 1 year from the effective date of expiration or termination. After the 1-year period, Providian will cease to use the PayPal Marks except as described above in this subsection (a) or for identification purposes when necessary on Cardholder service or collection letters. Except as otherwise provided in this Agreement,

Providian will not claim any right, title or interest in or to the PayPal Marks or to any mailing lists provided pursuant to this Agreement. However, Providian may use the PayPal Marks to complete any solicitation that Providian is required by Applicable Law to complete. PayPal will not cause or attempt to cause the removal of PayPal's identification or PayPal Marks from any Cardholder's Cards, checks or records already existing on the effective date of expiration or termination of this Agreement. Neither Party will make or distribute any disparaging or defamatory remarks regarding the other Party, its products or services or its performance under this Agreement.

        (b)    Notice to Cardholders and Members.    Upon expiration or termination of this Agreement for any reason, the Parties will cooperate in good faith to develop a joint notice to Cardholders regarding the termination of the Program within 30 days of expiration or termination. In the event of a termination resulting from a material breach under Section 6.3, the breaching Party will bear the cost of developing and distributing such notice to Cardholders and to Members. In the event of a termination for other cause, each Parties will bear one-half of the cost of developing and distributing such notice to Cardholders and to Members.

        (c)    Solicitations.

        (1)  If Providian terminates this Agreement under Section 6.3, 6.5 or 6.6, PayPal will not solicit Cardholders for cards, including without limitation Competing Card Products, to replace Cards (other than through general solicitation of all Members without targeting Cardholders) for 2 years after the effective date of termination. In no event will PayPal target-solicit Cardholders to cancel or substitute their Accounts.

        (2)  If PayPal terminates this Agreement under Section 6.3, 6.5 or 6.6, Providian may not market to or solicit Members, or communicate with Members through direct use of a Member List in an manner whatsoever, and will promptly destroy or return, at PayPal's sole election, all Member Lists and other PayPal Member information, provided that Providian will not be prevented or restricted from marketing to or soliciting Members who already are Providian's credit card customers, and provided that Providian may solicit individuals or entities that are Members so long as Providian does not target them by virtue of their Member status.

        (d)  For purposes of Section 6.5, the Member List constitutes "intellectual property" as that term is defined and used in the U.S. Bankruptcy Code, 11 U.S.C. §101(35A), §365(n). If Providian terminates this Agreement under Section 6.5 due to PayPal's bankruptcy, Providian would be entitled to use the Member List for the remaining Term notwithstanding any intervening bankruptcy by PayPal or attempt by PayPal to terminate or reject this Agreement under bankruptcy law. Notwithstanding any PayPal bankruptcy, PayPal will continue to provide Providian with the Member List on a timely basis during the bankruptcy proceeding, and in any event at least every calendar month.

        6.11    Survival of Terms of this Agreement.    The provisions of Sections 1, 2.4, 3.7, 5 for purposes of Section 6.8, 6.10, 7.1, 8.1, 8.2, 9, 10, 11, 15.1, 15.3-15.6, 15.8-15.11 will survive expiration or termination of this Agreement.

7.
COMMUNICATIONS.

        7.1    Cooperation on Publicity.    From and after the date of this Agreement, Providian will work with PayPal as its strategic partner to enhance PayPal's relationships with the Card Associations, specifically Visa. Press releases describing the Parties' strategic relationships and the Program will not be made without the mutual written consent of each Party, which will not unreasonably be withheld or delayed. Without the written permission of Providian, PayPal will not discuss any specifics of this Agreement or the Program with issuers of other cards, except to disclose to those issuers that exclusivity provisions in this Agreement prohibit its discussion of or entering into agreements for offerings of Competing Card Products. Without prior written approval from Providian, PayPal will not generally communicate with PayPal customers, potential customers, or outside Parties (other than PayPal's attorneys, auditors, financial advisors and other agents or contractors with a reason to know within a confidential relationship or confidentiality agreement) about the Program or about Providian's relationship with PayPal. Providian will not unreasonably withhold consent or delay consent beyond a 10-Business-Day period. These provisions will not apply to disclosures that PayPal is required to make to the SEC, to shareholders, to the general public or to other individuals or entities as required by Applicable Law.

        7.2    E-Mail Policy.    PayPal has an interest in avoiding overly aggressive e-mail solicitation of its Members. If PayPal substantially changes its policy of e-mail solicitations approximately three times per quarter, it will inform Providian in advance. This provision does not constitute an obligation for PayPal either to expand its policy, nor expands nor changes the provisions in Section 4.2 on type or frequency of marketing that Providian may conduct to Members.

8.
COLLECTION AND USE OF CARDHOLDER DATA.

        8.1    Providian Ownership of Data.    Providian will collect, maintain, and be the sole owner of all Cardholder Data. Providian may use the Cardholder Data in a manner consistent with this Agreement for any legitimate business purpose and in compliance with Applicable Law, provided that no personally identifiable Cardholder Data will be disclosed or transferred by Providian to any third party (other than credit reporting agencies or as otherwise necessary or appropriate for administration, servicing and funding of the Accounts) without the Cardholder's prior express consent.

        8.2    PayPal Ownership of Data.    Notwithstanding Section 8.1, PayPal will be the sole and complete owner of all Member Lists and all proprietary information pertaining to Members provided by PayPal to Providian pursuant to this Agreement and of all information provided to PayPal by a Member in PayPal's registration process. Providian may only use the data provided by PayPal to make the Card offering and other products mutually agreed upon. Providian may not use the data for any marketing, other than provided by the channels in this agreement. Furthermore, Providian may not sell, lease, or otherwise disclose this data to any third party. Finally, Providian may not sell or market directly to Members who have been declined for a Card or who decline an offer for a Card, or sell, lease or otherwise disclose their information to any third party. However, Providian may maintain and use information that it obtains as a result of an Account relationship with a Member or a Non-Member Consumer. The provisions of this Section 8.2 will not prohibit Providian from using information relating to Members that Providian acquires by other means.

        8.3    Privacy Policies.    Providian and PayPal will maintain and publish on their Websites in a prominent manner privacy policies in compliance with Applicable Law. The PayPal Privacy Policy will also follow practices endorsed or imposed by privacy groups such as TRUSTe and BBBOnline. Each Party will provide the other with notice of any material changes to their privacy policy promptly after the effective date of such changes.

9.
CONFIDENTIALITY.

        9.1    Duty to Keep Proprietary Information Confidential.    Providian Confidential Information is a confidential and valuable proprietary asset of Providian. PayPal Confidential Information is a confidential and valuable proprietary asset of PayPal. Each Party, the Card Associations and each Party's respective employees, agents, third-party subcontractors and independent contractors ("Representatives") will treat as strictly confidential all Confidential Information and proprietary third-party products that the other Party provides in connection with the Program. They will not disclose or duplicate Confidential Information or third-party products to anyone not having a need to know in connection with the performance of this Agreement and will not use them except in connection with the performance of this Agreement. Each Party will take all steps needed to ensure that its Representatives preserve this confidentiality.

        9.2    Duty To Keep This Agreement Confidential; Press Release.    PayPal and Providian will maintain the confidentiality of this Agreement and its terms and will not disclose this Agreement or its terms to any third party; provided, however, that either Party may disclose this Agreement or its terms: (a) as required by Applicable Law, (b) to its subsidiaries, affiliates and parent companies, (c) to its accountants, legal advisors, financial advisors, government regulators, and internal and external auditors, and (d) either Party may issue a press release about the Program upon execution of this Agreement if the press release has the written approval of the other Party, which will not be unreasonably withheld, but which will be subject to regulations including the SEC Quiet Period and other relevant regulations. Providian and PayPal will consult with each other prior to any conference with the press or other news media relating to the Program or this Agreement, including consultation with regard to responses to inquiries from the press or other media about the Program or this Agreement.

        9.4    Information Security.    By March 31, 2002, the Parties will amend this Agreement by adding mutually agreeable Information Security Standards as Exhibit D to this Agreement ("Security Standards"). If the Parties do not add the Security Standards to this Agreement by March 31, 2002, the Parties will continue to work together in good faith to establish mutually agreeable Information Security Standards, and Providian will not be obligated to pay PayPal the [*] lump sum described in Section 5.2 until the Information Security Standards are incorporated in this Agreement.

        9.3    Duty to Notify Other Party of Any Mandated Disclosure.    Each Party will notify the other immediately if it receives a subpoena or other legal process referring to Confidential Information or documents containing Confidential Information and will cooperate in any effort the owner of such Confidential Information has to comply with or to contest the legal process.

10.
INDEMNIFICATION AND LIMITATION OF LIABILITY.

        10.1    By PayPal.    PayPal will defend, indemnify and hold harmless Providian against each claim, action, damage (including reasonable attorney fees and costs) or liability resulting from or relating to PayPal's breach of its obligations or of any terms (including, but not limited to, any representation or warranty) under this Agreement; and any acts or omissions of PayPal, its directors, officers, agents or employees in connection with PayPal's participation in the Program.

        10.2    By Providian.    Providian will defend, indemnify and hold harmless PayPal against each claim, action, damage (including reasonable attorney fees and costs) or liability resulting from or relating to Providian's breach of its obligations or of any term (including, but not limited to, any representation or warranty) under this Agreement; and any acts or omissions of Providian, its directors, officers, agents or employees in connection with Providian's participation in the Program.

        10.3    Liability Limitation.    Notwithstanding any other terms in this Agreement, neither Party will be entitled to recover special, incidental, punitive, or consequential damages, whether based on breach of contract, tort (including negligence), or otherwise, and whether or not that Party has been advised of the possibility of such damage, except that this limitation will not apply to damages resulting from either Party's breach of its confidentiality obligations under Section 9, its representation and warranty under Section 14.1(f) or (h) as to PayPal, 14.2(f) or (g) as to Providian, or its obligations under Section 15.1.

11.
ARBITRATION.

        Any controversy or claim between the Parties arising from or relating to this Agreement, or the breach of this Agreement, will be settled by arbitration to take place in San Francisco, California or another mutually agreed upon site, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators selected in accordance with those rules. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction and will be deemed Confidential Information.

12.
FORCE MAJEURE.

        Neither Party will be responsible, nor incur any liability to the other for any failure to comply with the terms of this Agreement due to causes beyond its control, including, without limitation, fire, storm, flood, acts of war, terrorism, accident, insurrection, sabotage, labor disputes, computer system malfunction, acts of God, acts of third Parties, acts of federal, state or local government or judicial action ("force majeure"), provided that such actions that do not substantially hinder or prohibit performance will not excuse performance. If an event of force majeure is caused by a labor dispute, computer system malfunction, or government or judicial action arising from the business operations of a Party and continues for 60 days or more, the other Party may terminate this Agreement in accordance with Section 6.3.

13.
CONDITIONS PRECEDENT.

        Before either Party will be obligated to implement the Program, all required approvals of any organization must be obtained including, without limitation, a Card Association.

14.
REPRESENTATIONS AND WARRANTIES.

        In addition to any representation or warranties made by the Parties in other sections of this Agreement, the Parties make the following representations and warranties:

        14.1    By PayPal.    PayPal represents, warrants and covenants to Providian that: (a) it is duly incorporated, validly existing and in good standing under the laws of Delaware; (b) it is duly authorized to enter into this Agreement and to perform its obligations hereunder; (c) the making of this Agreement does not knowingly violate any law or regulation to which PayPal is subject or any agreement or contract to which it is a Party or by which it is bound; (d) it will comply with all Applicable Law (including but not limited to Card Association rules and regulations which pertain to Card Association non-members who are affinity partners of a Card Association member) in performing its obligations under this Agreement; (e) to the extent required by law, it has applied for licenses and, following receipt of such licenses, will continue to be duly qualified and licensed and has made and will continue to make all registrations to do business necessary to carry out its obligations under this Agreement under the law of each state in which the Program will be offered; (f) it owns and is authorized to use the PayPal Marks, and the use of the PayPal Marks does not violate the intellectual property rights of any third party; (g) its entering into and performing this Agreement does not violate any other Agreements by which it is bound.

        14.2    By Providian.    Providian represents and warrants to PayPal that: (a) it is a duly organized national banking association, validly existing under the laws of the United States of America; (b) at the time of the execution of this Agreement, it is duly authorized to enter into this Agreement and to perform its obligations hereunder, (c) the making of this Agreement does not knowingly violate any law or regulation to which Providian is subject or any agreement or contract to which it is a party or by which it is bound; (d) it will comply with all Applicable Law in performing its obligations under this

Agreement; (e) to the extent required by law, it is and will continue to be duly qualified and licensed and has made and will continue to make all registrations to do business and to carry out its obligations under this Agreement under the law of each state in which the Program will be offered; (f) it is authorized to use Providian Marks, and the use of Providian Marks does not violate the intellectual property rights of any third party; and (g) its entering into and performing this Agreement does not violate any other Agreements by which it is bound.

15.
GENERAL PROVISIONS.

        15.1    Parties are Independent Contractors.    PayPal and Providian are independent contractors, and neither is the partner, employee or agent of the other. Neither PayPal nor Providian will have the power or authority to pledge, bind or obligate the other with respect to any third party.

        15.2    Amendments.    Except as otherwise provided in this Agreement, any amendment or modification to this Agreement or its Appendices must be in writing signed by both Parties.

        15.3    Headings.    The Section headings in this Agreement are for convenience only and are in no way to be construed as enlarging or limiting the scope of the particular terms to which they refer.

        15.4    Waiver.    The waiver or failure of either Party to exercise any right provided for in this Agreement will not be deemed a waiver of any further or future right under this Agreement.

        15.5    Notices.    All notices and other communications between the Parties will be written and will be deemed given if delivered personally or by overnight courier service, or facsimile transmission or 2 days after mailing by registered or certified mail, return receipt requested, to a Party at its address set forth below, or to such other address as a Party may designate at a later time, as follows:

Providian:	Bill Buchanan Executive Vice President Providian Financial Corporation 123 Mission Street, 9th Floor San Francisco, CA 94105 FAX: (415) 644-2321
With a copy to:	Susan Lau Senior Vice President and Associate General Counsel Providian Financial Corporation 201 Mission Street, 12th Floor San Francisco, CA 94105 FAX: (415) 278-6012
PayPal:	Todd Pearson Senior Vice President PayPal Inc. 1840 Embarcadero Road Palo Alto, CA 94303 FAX: (650) 251-1101
With a copy to:	John Muller General Counsel PayPal Inc. 1840 Embarcadero Road Palo Alto, CA 94303 FAX: (650) 251-1306

        15.6    "Writing" to Include Electronic Mail.    References to "writing" or "written" in this Agreement will be deemed to include an electronic mail message that is sent using standard Internet protocols and whose receipt is confirmed by the recipient to the sender.

        15.7    Assignment.    This Agreement will be binding upon and will inure to the benefit of each Party and its successors and assigns; provided that, neither Party will assign or transfer its rights under this Agreement by operation of law or otherwise, without the other Party's prior written consent which will not be unreasonably withheld, except that either Party may assign its rights and obligations to its parent, subsidiary or affiliate, or in the event of reincorporation or reorganization, as long as the assignment does not result in a substantial change to the Program or otherwise cause a breach of this Agreement. Additionally, Providian may not sell, transfer or assign Accounts to third parties via a sale of assets, accounts or otherwise without the prior written permission of PayPal which will not be unreasonably withheld. Nothing in this Agreement will prohibit Providian from securitizing or participating the Accounts or related receivables in accordance with general banking practices.

        15.8    Third-Party Beneficiaries.    It is expressly intended and agreed that there are no third-party beneficiaries to this Agreement.

        15.9    Governing Law.    This Agreement will be governed by and interpreted in accordance with California law, without regard to its principles of conflicts of laws, with exclusive jurisdiction in courts located in the counties of Santa Clara, San Mateo and/or San Francisco.

        15.10    Audit and Inspection.    Each Party will keep and maintain, in accordance with generally accepted accounting principles consistently applied, accurate books and records related to the Program including all charges, disbursements and expenses made or incurred by each Party in the performance of its obligations. Each Party, including its internal and external auditors and the government agencies that regulate them, will have the right, upon reasonable notice, to audit, at any time prior to the expiration of 1 year following termination of the Program, the other Party's books and records relating to the Program or this Agreement. Such audit will be at the expense of the auditing Party and will be conducted during reasonable business hours. If any such audit indicates a discrepancy, the audited Party will promptly make the appropriate adjustments and/or payments, or, in the alternative and at the auditing Party's option, the auditing Party will deduct or offset such discrepancy. If the discrepancy exceeds 5% of the payments for any given period, the Party that benefited from the discrepancy will pay the costs of such audit.

        15.11    Entire Agreement.    This Agreement is the final, full and exclusive statement of the agreement between PayPal and Providian with respect to the subject matter set forth here. It supersedes all prior agreements and inducements relating to the subject of this Agreement. No promise or agreement made at or after the execution of this Agreement is binding unless it is written and signed by both Parties.

        15.12    Counterparts; Facsimile Signatures.    This Agreement may be executed in counterparts and, when fully executed, will be deemed effective on the date first written above without regard to the dates or times on when actually signed. The signed copies of this Agreement may be delivered by telefacsimile, and such facsimile exchange has the same legal effect as delivery of a signed original.

        IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the date first shown above.

PayPal Inc.

By:
/s/ Todd Pearson Todd Pearson Senior Vice President

Date:	3/5/2002

Providian Bancorp Services

By:
/s/ William Buchanan William Buchanan Executive Vice President

Date:	3/5/02

Exhibit A

Performance Standards

        Whether through Internet services, call center, or customer-service functions, Providian is committed to and strives for 100% customer satisfaction when helping customers build, protect and responsibly use credit. Under this Agreement, Providian will meet the following service performance standards when servicing the Accounts.

        Websites:

  •
  95% availability (online uptime) in any 1-week period and 98% availability in any 1-calendar-month period.

  •
  8 seconds or less average response time for 95% of transactions on a weekly and monthly basis.

        (Performance metrics will be websites sourced from Keynote, external measurement provider)

        Call Center:

  •
  90% of calls answered within 60 seconds measured on a monthly basis.

  •
  5% call abandon rate measured on a monthly basis.

        E-mail Support:

  •
  95% of e-mails (received at the Providian e-mail address that Providian designates to Cardholders for customer service) answered within 1 Business Day, measured on a monthly basis.

Exhibit B

Competitors in Section 6.7

Providian Competitors

    American Express Company
    Bank of America Corporation
    Bank One Corporation
    Barclays Bank plc
    Capital One Financial Corp.
    Citigroup Inc.
    Fleet Boston Corporation
    Household International, Inc. (Household Bank LLC)
    J.P. Morgan Chase/Chase Manhattan Corp.
    MBNA Bank
    Morgan Stanley Dean Witter/Morgan Stanley (Discover and Novus Cards)
    Standard Chartered Bank
    Wells Fargo & Co.

PayPal Competitors

    American Express Company
    Bank of America Corporation
    Barclays Bank plc
    Citigroup Inc.
    eBay
    First Data Corporation
    HSBC
    J.P. Morgan Chase/Chase Manhattan Corp.
    Morgan Stanley Dean Witter/Morgan Stanley (Discover and Novus Cards)
    Wells Fargo & Co.
    Yahoo!

Exhibit C

Program Performance Hurdles

        PayPal may exercise its right to terminate this Agreement according to Section 6.7 if the following Program Performance Hurdles are not met.

        If, after [*] after the Effective Date, and at the end of each consecutive calendar quarter, the Program fails to meet the [*] Rate shown below as measured over the preceding full; calendar quarter, then PayPal may terminate this Agreement by sending Providian at least 90 days' prior written notice, subject to the Termination Fee requirement shown below, if any. At the end of each calendar quarter, Providian will report the [*] Rate to PayPal in writing, after which PayPal will have 10 days to exercise its termination right under Section 6.7 and this Exhibit C. For purposes of this provision, the number of Active Members will be based Active Members during the 90-day period immediately preceding PayPal's termination notice. For example, if PayPal gives Providian termination notice on August 30, 2003, Members who during the preceding 90-day period either logged in their PayPal account or received a payment in that account will be counted as an Active Member.

[*] Rate [*]	Termination Fee for PayPal to Pay to Providian
<[*]	No Fee
>[*], but <[*]	[*] per Active Member
>[*]	[*] per Active Member

Exhibit D

Information Security Standards

         [to be added by amendment by May 1, 2002]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

QuickLinks

Credit Card Alliance Agreement
Exhibit A
Performance Standards
Exhibit B
Competitors in Section 6.7
Exhibit C
Program Performance Hurdles
Exhibit D Information Security Standards